Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-163603) pertaining to the AOL Inc. 2010 Stock Incentive Plan of our report dated March 2, 2010, with respect to the consolidated financial statements and schedule of AOL Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

McLean, Virginia

March 2, 2010